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                                                                     EXHIBIT 3.3

                         CERTIFICATE OF SECOND AMENDMENT

                                     TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

         STORAGE TECHNOLOGY CORPORATION, a Delaware corporation, whose registered office in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle, certifies pursuant to Section 242 of the Delaware General Corporation Law that:

         FIRST: By action taken at a meeting on December 18, 1991, the Board of Directors of Storage Technology Corporation adopted the following resolutions:

         RESOLVED: That on, and subject to, approval of the stockholders of the Corporation the common stock of this Corporation be changed from 50,000,000 shares of common stock of the par value of $.10 each to 150,000,000 shares of common stock of the par value of $.10 each, and that the Certificate of Incorporation be amended and altered accordingly so that the first paragraph of Article V thereof shall read as follows:

                  "The total number of shares of capital stock which the Company shall have authority to issue is One Hundred Ninety Million (190,000,000) shares, divided into One Hundred Fifty Million (150,000,000) shares of Common Stock with a par value of ten cents ($.10) per share (hereinafter called "Common Stock"); and Forty Million ( 40,000,000) shares of Preferred Stock, with a par value of one cent ($.01) per share."

         FURTHER RESOLVED, That the proper officers of the Company be and hereby are authorized to execute an amendment to or an amendment of the Articles of Incorporation to so increase the authorized shares of Common Stock and to take such other actions as they may deem proper and appropriate in order to effectuate it; and

         FURTHER RESOLVED, That the Corporation, at the next annual meeting of shareholders, shall present such amended Articles of Incorporation to the stockholders for approval as and to the extent such approval is necessary or desirable; and

         FURTHER RESOLVED: That the officers of this Corporation are hereby authorized and directed to execute and file all documents and to do all things necessary to effect the foregoing amendment.

         SECOND: At the Annual Meeting of Stockholders of said corporation which was duly called and held on May 27, 1992, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by


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statute was represented, the stockholders of Storage Technology Corporation adopted the following resolutions:

         RESOLVED: That the Restated Certificate of Incorporation of Storage Technology Corporation be and hereby is amended by deleting the first paragraph of Article V and inserting in lieu thereof the following:

                  "The total number of shares of capital stock which the Company shall have authority to issue is One Hundred Ninety Million (190,000,000) shares, divided into One Hundred Fifty Million (150,000,000) shares of Common Stock with a par value of ten cents ($.10) per share (hereinafter called "Common Stock"); and Forty Million (40,000,0000) shares of Preferred Stock, with a par value of one cent ($.01) per share."

         FURTHER RESOLVED: That the proper officers of the Company be and hereby are authorized to execute an amendment to the Certificate of Incorporation to so increase the authorized shares of Common Stock and to take such other actions as they deem proper and appropriate in order to effectuate it; and

         FURTHER RESOLVED: That the officers of this Corporation are hereby authorized and directed to execute and file all documents and to do all things necessary to effect the foregoing amendment.

         THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

Dated this 28th day of May, 1992.


                                          STORAGE TECHNOLOGY CORPORATION

                                          By:
                                             -----------------------------------
                                             Lowell Thomas Gooch
                                             Executive Vice President Operations

Attest:


------------------------------------
Kathleen A. Reilly
Assistant Secretary

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